SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: January 2, 2003
(Date of earliest event reported)

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SUMMIT BROKERAGE SERVICES, INC.
(Exact name of registrant as specified in its charter)

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Florida (State or other jurisdiction of incorporation or organization)	0-29337 (Commission File Number)	59-3202578 (IRS Employer Identification No.)

25 Fifth Avenue
Indialantic, Florida 32902
(Address of principal executive offices, zip code)

(321) 724-2303
(Registrant’s telephone number, including area code)

This amendment to Current Report is filed to update the Current Report filed on January 3, 2003.

Item 2. Acquisition or Disposition of Assets.

     Effective January 2, 2003, Summit Holding Group, Inc. (“SHG”), a subsidiary of Summit Brokerage Services, Inc. (the “Registrant”), and Wachovia Securities Financial Network, Inc. (“WSFN”), entered into an agreement pursuant to which SHG acquired certain assets of the WSFN Boca Raton, Florida office. That Boca Raton office had approximately 20 brokers who produced gross revenues of approximately $5.5 million in 2002. In connection with the asset purchase, it is anticipated that approximately 20 brokers will transfer to the Registrant, which is expected to be completed by the first week in February 2003. In addition, included in the assets acquired are certain customer accounts of the transferring brokers; furniture, fixtures and equipment; and the leased premises in Boca Raton, Florida formerly occupied by WSFN. The purchase price is $1,835,503 plus the assumption by SHG of equipment leases and the office lease. The $1,835,503 portion of the purchase price represents the total outstanding balance of sign-on bonuses paid by WSFN to the brokers, which bonuses are subject to reimbursement by a broker of the then outstanding balance if the broker leaves before a designated date. The $1,835,503 will be repaid by SHG in equal, interest free installments of $38,239 per month for 48 months beginning on January 1, 2003. The transfer of all of the brokers is not guaranteed; however, for brokers who do not transfer to the Registrant or who leave before a specified date, there will be an adjustment in the purchase price and payment schedule.

     The Boca Raton office space included in the purchase comprises 7,170 square feet. The lease terminates on January 31, 2005  and monthly lease payments are $12,618.

Item 7. Financial Statements, Pro Forma Financial Statements and Exhibits.

     (a)  Financial Statements of Business Acquired.

In accordance with Item 7(a) of Form 8-K, the financial statements of the business acquired shall be provided not later than March 18, 2003.

     (b)  Pro Forma Financial Information.

In accordance with Item 7(b) of Form 8-K, the pro forma financial information required pursuant to Article 11 of Regulation S-X shall be provided not later than March 18, 2003.

     (c)  Exhibits. A copy of the purchase agreement will be filed by amendment.

Signature Page

     Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUMMIT BROKERAGE SERVICES, INC.

Date: January 17, 2003	/s/ Marshall T. Leeds

Marshall T. Leeds Chairman and Chief Executive Officer